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                                                                   EXHIBIT 7(C)

                                AMENDMENT NO. 1

Effective as of May 15, 2007, Pruco Life Insurance Company of New Jersey ("Reinsured") and Pruco Reinsurance, Ltd ("Reinsurer") amend the Automatic Coinsurance Agreement effective May 1, 2006 reinsuring the Spousal Life Time 5 Optional Living Benefit riders issued by the Reinsured (the "Agreement") as follows. This Amendment shall be attached to and become a part of the Agreement.

ARTICLE XV - EXECUTION is amended by the following:

   In witness of the above, this Agreement is signed in duplicate on the execution date(s) and at the places indicated and will be effective as of the 1/st/ day of May, 2006.

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This Amendment does not alter, amend or modify the Agreement other than as set forth herein, and it is otherwise subject to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

EXECUTED IN DUPLICATE BY:

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

At Newark, NJ

On:         May 29, 2007

Signature:  /s/ Mark Sieb
            ------------------------------

By:         Mark Sieb

Title:      Vice President + Controller

PRUCO REINSURANCE, LTD

At Hamilton, Bermuda

On:         28/03/07

Signature:  /s/ Heather Oakley
            ------------------------------

By:         Heather Oakley

Title:      Heather Oakley